Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors
NortonLifeLock Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 033-60141, 033-64507, 333-07223, 333-18353, 333-18355, 333-39175, 333-71021, 333-71023, 333-31526, 333-31540, 333-31632, 333-47648, 333-52200, 333-56874, 333-64174, 333-81146, 333-102096, 333-102096, 333-106173, 333-116547, 333-117176, 333-119872, 333-126403, 333-140252, 333-141986, 333-148107, 333-155266, 333-170326, 333-175783, 333-179268, 333-191889, 333-212847, 333-216132, 333-219714, 333-221341, 333-223734, 333-229511, and 333-230163) and on Form S-3 (Nos. 033-82012, 033-63513, 333-77072, 333-127958, 333-127959, 333-139230, 333-169330, 333-211513, 333-214054, and 333-221042) of NortonLifeLock Inc. (formerly named Symantec Corporation) of our report dated May 28, 2020, with respect to the consolidated balance sheets of NortonLifeLock Inc. as of April 3, 2020 and March 29, 2019, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended April 3, 2020, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of April 3, 2020, which report appears in the April 3, 2020 annual report on Form 10-K of NortonLifeLock Inc.
Our report on the consolidated financial statements refers to a change in the method of accounting for leases as of March 30, 2019, due to the adoption of Accounting Standards Codification (ASC) Topic 842, Leases, and the method of accounting for revenue from contracts with customers as of March 31, 2018, due to the adoption of ASC Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP
Santa Clara, California
May 28, 2020